Exhibit 5.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Precision Drilling Corporation
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of Precision Drilling Corporation of our report to the unitholders of Precision Drilling Trust (the “Trust”) dated March 10, 2010 with respect to the consolidated balance sheets of the Trust as of December 31, 2009 and 2008, and the related consolidated statements of earnings and retained earnings (deficit), comprehensive income (loss) and cash flow for each of the years in the three-year period ended December 31, 2009, which report appears in the Annual Report on Form 40-F of the Trust for the year ended December 31, 2009.
We consent to the incorporation by reference in the above mentioned Registration Statement of our report dated April 7, 2010 to the Board of Directors of 1521500 Alberta Ltd. on the balance sheet of 1521500 Alberta Ltd. as at April 7, 2010.
We also consent to the reference to our firm under the heading “Interest of Experts” in the above mentioned Registration Statement.
Chartered Accountants
Calgary, Canada
July 6, 2010
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.